As filed with the Securities and Exchange Commission on March 13, 2007
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PlanetOut Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3391368 (I.R.S. Employer Identification No.)
1355 Sansome Street
San Francisco, CA 94111
(Address of Principal Executive Offices)

PlanetOut Inc. 2004 Equity Incentive Plan
(Full title of the Plan)

Karen Magee
Chief Executive Officer
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
(Name and address of agent for service)
(415) 834-6500
(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Sullivan
Howard Rice Nemerovski Canady Falk &
Rabkin, A Professional Corporation
Three Embarcadero Center, 7th Floor
San Francisco, California 94111-4024
(415) 434-1600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
		Maximum	Aggregate Offering	Amount of
Title of Each Class of Securities	Amount To Be	Offering Price	Price(2)	Registration
To Be Registered	Registered(1)	Per Share(2)		Fee

Common Stock, $0.001 par value (3)	1,090,908	$3.95	$4,309,086.60	$132.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional common shares of the Registrant that become issuable under the plan by reason of any stock dividend, stock split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Registrant’s Common Shares as reported on the Nasdaq Global Market on March 9, 2007.

(3)	Each share of the Registrant’s common stock being registered hereunder, if issued prior to the termination by the Registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the Registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

EXPLANATORY NOTE
     This Registration Statement relates to the registration of an additional 1,090,908 shares under the PlanetOut Inc. 2004 Equity Incentive Plan (the “Plan”) as the result of the automatic increases in the number of shares reserved for issuance under the Plan in accordance with the provisions of Section 4(a) of the Plan.
INCORPORATION OF DOCUMENTS BY REFERENCE
     In accordance with General Instruction E to Form S-8, the contents of the previous registration statement on Form S-8, filed with the Securities and Exchange Commission on December 23, 2004 (No. 333-121633) relating to the Plan is hereby incorporated by reference and made a part of this Registration Statement.
EXHIBITS

Exhibit No.	Document

5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation

99.1	PlanetOut Inc. 2004 Equity Incentive Plan (1)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (Reference is made to the Signature Page).

(1)	Incorporated by reference to PlanetOut Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 2004 (File No: 333-114988).
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 12, 2007.

PlanetOut Inc.
By:	/s/ DANIEL J. MILLER
Daniel J. Miller
Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karen Magee, Daniel J. Miller and Todd A. Huge, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen Magee Karen Magee	Chief Executive Officer (Principal Executive Officer)	March 12, 2007

/s/ Daniel J. Miller Daniel J. Miller	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 12, 2007

/s/ Lowell R. Selvin Lowell R. Selvin	Chairman Emeritus of the Board and Director	March 12, 2007

/s Jerry Colonna Jerry Colonna	Director	March 12, 2007

/s/ H. William Jesse, Jr. H. William Jesse, Jr.	Chairman of the Board and Director	March 12, 2007

/s/ Robert W. King Robert W. King	Director	March 12, 2007

/s/ Phillip S. Kleweno Phillip S. Kleweno	Director	March 12, 2007

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Exhibit Index

Exhibit No.	Document

5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation

99.1	PlanetOut Inc. 2004 Equity Incentive Plan (1)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (Reference is made to the Signature Page).

(1)	Incorporated by reference to PlanetOut Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 2004 (File No: 333-114988).